Exhibit 10.3

Shuttle Pharmaceuticals Holdings, Inc.

Code of Business Conduct and Ethics

SHUTTLE PHARMACEUTICALS HOLDINGS INC. CODE OF BUSINESS CONDUCT AND ETHICS, effective as of October [  ], 2019.

INTRODUCTION

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of SHUTTLE PHARMACEUTICALS HOLDINGS INC. (the “Company”) consistent with the highest standards of business ethics. To the extent this Code requires a higher standard than required by commercial practice or applicable laws, rules or regulations, we adhere to these higher standards. This Code applies to all our directors, officers, employees and consultants. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.”

Seeking Help and Information

This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. We encourage you to contact your manager for help first. If your manager cannot answer your question or if you do not feel comfortable contacting your manager, contact the Company’s Chief Financial Officer.

Reporting Violations of the Code

All employees, consultants and directors have a duty to report any known or suspected violation of this Code, including violations of the laws, rules, regulations or policies that apply to the Company. If you know of or believe there has been a violation of this Code, immediately report the conduct to your manager. The Company’s Chief Financial Officer will work with you and your manager or other appropriate persons to investigate your concern. If you do not feel comfortable reporting the conduct to your manager or you do not get a satisfactory response, you may contact the Company’s Chief Financial Officer directly. Your manager or the Company’s Chief Financial Officer, as applicable, and the Company will protect your confidentiality to the extent possible, consistent with applicable law and the Company’s need to investigate your concern. It is Company policy that any employee, consultant or director who violates this Code, or who directs or approves a violation of this Code, may be subject to appropriate discipline, which may include termination of employment or the consulting relationship or removal from the Board of Directors, as appropriate. This determination will be based upon the facts and circumstances of each particular situation. If you are accused of violating this Code, you will be given an opportunity to present your version of the events at issue prior to any determination of appropriate discipline. Employees, consultants and directors who violate the law or this Code may expose themselves to substantial civil damages, criminal fines or possibly even prison terms. The Company may also face substantial fines and penalties and may incur damage to its reputation and standing in the community. Your conduct as a representative of the Company, if it does not comply with the law or with this Code, can result in serious consequences for both you and the Company.

Policy Against Retaliation

The Company prohibits retaliation against an employee, consultant or director who, in good faith, seeks help or reports known or suspected violations. Any reprisal or retaliation against an employee or consultant because the employee or consultant, in good faith, sought help or filed a report will be subject to disciplinary action, including potential termination of employment or the consulting relationship, as applicable.

Waivers of the Code

Any waiver of this Code for our directors, executive officers or other principal financial officers may be made only by the Board of Directors and will be disclosed to the public as required by law or the rules of the Securities and Exchange Commission and any rules of the exchange the Company may then be listed on. Waivers of this Code for other employees or consultants may be made only by the Company’s Chief Executive Officer or Chief Financial Officer and will be reported to our Audit Committee.

CONFLICTS OF INTEREST

Identifying Potential Conflicts of Interest

A conflict of interest can occur when an employee’s, consultant’s or director’s private interest interferes, or appears to interfere, with the interests of the Company as a whole. You should avoid any private interest that influences your ability to act in the interests of the Company or that makes it difficult to perform your work objectively and effectively. Identifying potential conflicts of interest may not always be clear-cut. The following situations are examples of conflicts of interest:

●	Outside Employment. No employee should be employed by, serve as a director of, or provide any services to a company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company (other than services to be provided as part of an employee’s job responsibilities for the Company).

●	Improper Personal Benefits. No employee, consultant or director should obtain (as to him or her) any material personal benefits or favors because of his or her position with the Company. For instance, no employee or consultant should make side deals with the Company’s customers in which the employee is separately compensated by the customer or a third party.

●	Financial Interests. No employee should have a significant financial interest (ownership or otherwise) in any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company. A “significant financial interest” includes (i) ownership of greater than 5% of the equity of a material customer, supplier or competitor or (ii) an investment in a material customer, supplier or competitor that represents more than 5% of the total assets of the employee.

●	Loans or Other Financial Transactions. No employee should obtain loans or guarantees of personal obligations from, or enter into any other personal financial transaction with, any company that the individual knows or has reason to believe is a material customer, supplier or competitor of the Company. This restriction does not apply to or prohibit arms-length transactions with banks, brokerage firms or other financial institutions.

●	Service on Boards and Committees. No employee or director should join, or serve for more than six months on, a board of directors or trustees or on a committee of any entity (whether profit or not-for-profit) whose interests reasonably would be expected to materially conflict with those of the Company.

●	Actions of Family Members. The actions of family members outside the workplace may also give rise to the conflicts of interest described above because they may influence an employee’s objectivity in making decisions on behalf of the Company.

For purposes of this Code, “family members” include your spouse or life-partner, brothers, sisters and parents, in-laws and children whether such relationships are by blood or adoption. For purposes of this Code, a company is a “material” customer if it has made one or more payments to the Company in the past year in the aggregate in excess of $120,000. A company is a “material” supplier if it has received one or more payments from the Company in the past year in the aggregate in excess of $120,000. If you are uncertain whether a particular company is a material customer or supplier, please contact the Company’s Chief Financial Officer for assistance. Conflict of interest issues concerning the Company’s directors will be addressed by the Company’s Nominating and Corporate Governance Committee.

Disclosure of Conflicts of Interest

The Company requires that employees, consultants and directors disclose any situation that reasonably would be expected to give rise to a conflict of interest. If you reasonably believe that you have a conflict of interest, or something that others would reasonably perceive as a conflict of interest, you must report it in writing to your manager or the Company’s Chief Financial Officer. Your manager and the Company’s Chief Financial Officer will work with you to determine whether you have a conflict of interest and, if so, how best to address it. Although conflicts of interest are not automatically prohibited, they are not desirable and may only be waived as described in “Waivers of the Code” above.

CORPORATE OPPORTUNITIES

As an employee, consultant or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee, consultant or director may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company while employed by us or while serving as a director or a consultant to us. If you are an employee, you should disclose to your manager the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your manager will contact the Chief Financial Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If you are a director, you should disclose to the Board of Directors the terms and conditions of the opportunity, and you may only pursue such opportunity if the Board of Directors declines to pursue such opportunity. If you are a consultant, you should disclose to your manager at the Company the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your manager at the Company will contact the Chief Financial Officer and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code; provided that any pursuit of such business opportunity shall not interfere in any way with or otherwise interrupt your work, duties and responsibilities as an employee, consultant or director of the Company.

CONFIDENTIAL INFORMATION

Employees, consultants and directors have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that might be of use to competitors, or, if disclosed, harmful to the Company or its customers. Employees, consultants and directors have a duty to safeguard all confidential information of the Company or third parties with which the Company conducts business, except when disclosure is authorized or legally mandated. An employee’s or consultant’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s Chief Financial Officer.

COMPANY RECORDS

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and many other aspects of our business and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, personnel records, records relating to our intellectual property, product development and collaborations and all other records maintained in the ordinary course of our business. All Company records must be complete, accurate and reliable in all material respects. Each employee, consultant and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s, consultant’s or director’s control. A request for a copy of any such document retention policy or questions concerning any such policy should be directed to your manager, or the Company’s Chief Financial Officer.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability. The Company’s Chief Financial Officer and other employees working in the Finance Department have a special responsibility to ensure that all of our financial disclosures are full, fair, accurate, timely and understandable. These employees must understand and strictly comply with generally accepted accounting principles and all standards, laws and regulations for accounting and financial reporting of transactions, estimates and forecasts.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee, consultant and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your manager or the Company’s Chief Financial Officer.

CONCLUSION

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics and in compliance with all applicable laws. If you have any questions about these guidelines, please contact your manager or the Company’s Chief Financial Officer. The Company expects all of its employees, consultants and directors to adhere to these standards. This Code, as applied to the Company’s principal financial officers, shall be the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder. This Code and the matters contained herein are neither a contract of employment nor a guarantee of continuing Company policy. The Company reserves the right to amend, supplement or discontinue this Code and the matters addressed herein, without prior notice, at any time. The most current version of this Code is available on the Company’s website.

Acknowledgment of Receipt of Compliance Return By:

To: Chief Financial Officer

From: Re: SHUTTLE PHARMACEUTICALS HOLDINGS INC.

Code of Business Conduct and Ethics I have received, reviewed, and understand the above-referenced Code of Business Conduct and Ethics and hereby undertake, as a condition to my present and continued employment at SHUTTLE PHARMACEUTICALS HOLDINGS INC. to comply fully with the policies and procedures contained therein.

Date: ______, 2019
Name
Title: